Exhibit 99.1

NEWS RELEASE

SPX CORPORATION PRICES SENIOR NOTES

CHARLOTTE, NC –  August 10, 2010 – SPX Corporation (NYSE: SPW) today announced the pricing of senior unsecured notes in the principal amount of $600 million due 2017 to be sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act. The amount of notes to be issued has been increased from the originally announced $350 million.

Subject to customary conditions, the offering is expected to close on August 16, 2010.

The notes will be unsecured senior obligations of the company guaranteed by each of the company’s domestic subsidiaries and future domestic subsidiaries that guarantee obligations under the company’s U.S. senior credit facilities and will pay interest at 6.875 percent per annum. The company may redeem the notes at any time prior to maturity at a price equal to 100 percent of the principal amount subject to a make-whole premium. Upon the occurrence of a change in control, holders of the notes will have the right to require the company to repurchase some of or all their notes.

SPX intends to use the net proceeds from the offering to pay down outstanding amounts of approximately $562 million under its senior credit facilities and to pay approximately $26 million to terminate interest rate swap agreements related thereto.

The notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Certain statements in this press release including any perceived statements relating to consummation of the contemplated transaction, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please refer to our public filings for a discussion of certain important factors that relate to forward-looking statements contained in this press release. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Statements in the press release speak only as of the date of this press release, and SPX disclaims any responsibility to update or revise such statements.

Contacts:
Ryan Taylor (Investors)	Jennifer H. Epstein (Media)
704-752-4486	704-752-7403
E-mail: investor@spx.com	E-mail: jennifer.epstein@spx.com